Exhibit 99.1

DRI Corporation Notes Passage of Federal Stimulus Legislation Authorizing $8.4 Billion for U.S. Public Transportation Infrastructure Projects

DALLAS--(BUSINESS WIRE)--February 18, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that U.S. President Barack Obama has signed into law the “American Recovery and Reinvestment Act of 2009,” authorizing approximately $8.4 billion in additional funding for U.S. public transportation infrastructure projects according to the American Public Transportation Association (APTA).

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “We are very excited about the additional transit-related funding provided through this Act. This bold action by the Obama administration is very commendable. According to APTA, of the Act’s $8.4 billion reserved for U.S. public transportation infrastructure projects, approximately $6.9 billion is authorized especially for use in our core served market. That amount compares to the approximately $10.3 billion in federal fiscal year funding already authorized for public transportation – an increase of approximately 40 percent if one assumes the newly authorized funds will be spent over a two-year period. Further, since projects funded under this Act do not require locally matched funds, eligible projects will be completely funded under the Act. We consider this to be important additional support for the Company’s 2009 operating plan to exceed $90 million in revenue, which would represent an increase of about 30 percent over 2008. Judging from the increased quote and proposal activity that we are now seeing, significant new orders very well may materialize from the Act’s funding.”

APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation.

For more information about federal funding for U.S. public transportation infrastructure projects, visit www.apta.com.

ABOUT THE COMPANY

DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement made regarding U.S. federal funding for transit-related projects that might potentially benefit the Company, the Company’s anticipated revenues as a result of federally funded transportation infrastructure projects, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that U.S. federal funding for transit-related projects may not benefit the Company, that the Company’s anticipated revenues as a result of federally funded transportation infrastructure projects may not occur, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Nov. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com